Filed Pursuant to Rule 433

Registration No. 333-223208

April 23, 2019

FREE WRITING PROSPECTUS

(To Prospectus dated February 26, 2018,

Prospectus Supplement dated February 26, 2018,

Equity Index Underlying Supplement dated February 26, 2018 and

ETF Underlying Supplement dated February 26, 2018)

HSBC USA Inc.

Dual Directional Buffered Notes

▶	Dual Directional Buffered Notes linked to the least performing of the iShares® MSCI Emerging Markets ETF and the Hang Seng® Index
▶	Maturity of approximately 3 years
▶	At least 1.33x exposure to any positive Reference Return of the Least Performing Underlying (to be determined on the pricing date)
▶	1x positive exposure to the Absolute Reference Return of the Least Performing Underlying if its Reference Return is negative but not less than -20%
▶	1x exposure to any negative Reference Return of the Least Performing Underlying if its Reference Return is less than -20%, with up to 80% of Principal Amount at risk.
▶	Any payments on the Notes are subject to the credit risk of HSBC USA Inc.

The Dual Directional Buffered Notes (each a “security” and collectively the “securities") offered hereunder will not be listed on any U.S. securities exchange or automated quotation system. The securities will not bear interest.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this document, the accompanying prospectus, prospectus supplement, Equity Index Underlying Supplement or ETF Underlying Supplement. Any representation to the contrary is a criminal offense.

We have appointed HSBC Securities (USA) Inc., an affiliate of ours, as the agent for the sale of the securities. HSBC Securities (USA) Inc. will purchase the securities from us for distribution to other registered broker-dealers or will offer the securities directly to investors. In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions in any securities after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, the pricing supplement to which this free writing prospectus relates is being used in a market-making transaction. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page FWP-13 of this free writing prospectus.

Investment in the securities involves certain risks. You should refer to “Risk Factors” beginning on page FWP-6 of this document, page S-1 of the accompanying prospectus supplement, page S-1 of the accompanying Equity Index Underlying Supplement and page S-1 of the accompanying ETF Underlying Supplement.

The Estimated Initial Value of the securities on the Pricing Date is expected to be between $950 and $990 per security, which will be less than the price to public. The market value of the securities at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated Initial Value” on page FWP-3 and “Risk Factors” beginning on page FWP-6 of this document for additional information.

	Price to Public	Underwriting Discount[1]	Proceeds to Issuer
Per security	$1,000
Total

1 HSBC USA Inc. or one of our affiliates may pay underwriting discounts of up to 0.50% per $1,000 Principal Amount in connection with the distribution of the securities to other registered broker-dealers. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page FWP-13 of this free writing prospectus.

The Securities:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

HSBC USA Inc.
Dual Directional Buffered Notes

Linked to the Least Performing of the iShares® MSCI Emerging Markets ETF and the Hang Seng® Index

This free writing prospectus relates to a single offering of Dual Directional Buffered Notes. The securities will have the terms described in this free writing prospectus and the accompanying prospectus supplement, prospectus, Equity Index Underlying Supplement and ETF Underlying Supplement. If the terms of the securities offered hereby are inconsistent with those described in the accompanying prospectus supplement, prospectus, Equity Index Underlying Supplement or ETF Underlying Supplement, the terms described in this free writing prospectus shall control. You should be willing to forgo interest and dividend payments during the term of the securities and, if the Final Value of the Least Performing Underlying (each as defined below) is less than its Buffer Value, lose some or a significant portion (up to 80%) of your principal.

This free writing prospectus relates to an offering of securities linked to the least performing of the iShares® MSCI Emerging Markets ETF and the Hang Seng® Index. The purchaser of a security will acquire a senior unsecured debt security of HSBC USA Inc. linked to the Underlyings as described below. The following key terms relate to the offering of securities:

Issuer:	HSBC USA Inc.
Principal Amount:	$1,000 per security
Reference Asset:	The iShares® MSCI Emerging Markets ETF (Ticker: “EEM”) and the Hang Seng® Index (Ticker: “HSI”) (each, an “Underlying” and together the “Underlyings”)
Trade Date:	April 24, 2019
Pricing Date:	April 24, 2019
Original Issue Date:	April 29, 2019
Final Valuation Date:	April 26, 2022, subject to adjustment as described under “Additional Terms of the Notes—Valuation Dates” in the accompanying Equity Index Underlying Supplement and ETF Underlying Supplement.
Maturity Date:	3 business days after the Final Valuation Date, expected to be April 29, 2022. The Maturity Date is subject to adjustment as described under “Additional Terms of the Notes—Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying Equity Index Underlying Supplement and ETF Underlying Supplement.
Payment at Maturity:	On the Maturity Date, for each security, we will pay you the Final Settlement Value.
Final Settlement Value:

If the Final Value of the Least Performing Underlying is greater than its Initial Value, you will receive a cash payment on the Maturity Date, per $1,000 Principal Amount of the securities, calculated as follows:

$1,000 + ($1,000 × Reference Return of the Least Performing Underlying × Upside Participation Rate).

If the Final Value of the Least Performing Underlying is less than or equal to its Initial Value but greater than or equal to its Buffer Value, you will receive a cash payment on the Maturity Date, per $1,000 Principal Amount of the securities, calculated as follows:

$1,000 + ($1,000 × Absolute Reference Return of the Least Performing Underlying × Absolute Return Participation Rate).

If the Final Value of the Least Performing Underlying is less than its Buffer Value, you will receive a cash payment on the Maturity Date, per $1,000 Principal Amount of the securities, calculated as follows:

$1,000 + [$1,000 × (Reference Return of the Least Performing Underlying + 20%)].

Under these circumstances, you will lose 1% of the Principal Amount of your securities for each percentage point that the Final Value of the Least Performing Underlying is below its Buffer Value. For example, if the Reference Return of the Least Performing Underlying is -30%, you will suffer a 10% loss and receive 90% of the Principal Amount, subject to the credit risk of HSBC. If the Final Value of the Least Performing Underlying is less than its Buffer Value, you will lose some or a significant portion (up to 80%) of your investment.

Maximum Cap:	None
Upside Participation Rate:	At least 133% (to be determined on the pricing date)
Absolute Return Participation Rate:	100%
Absolute Reference Return:	With respect to each Underlying, the absolute value of its Reference Return. The Absolute Reference Return will always be a positive value or zero. For example, if the Reference Return is -5.00%, the Absolute Reference Return will be +5.00%.
Least Performing Underlying:	The Underlying with the lowest Reference Return.
Reference Return:	With respect to each Underlying, the quotient, expressed as a percentage, calculated as follows: Final Value – Initial Value Initial Value

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Buffer Value:	With respect to each Underlying, 80% of its Initial Value.
Initial Value:	With respect to each Underlying, its Official Closing Value on the Pricing Date.
Final Value:	With respect to each Underlying, its Official Closing Value on the Final Valuation Date.
Official Closing Value:	The Official Closing Level or Official Closing Price of the relevant Underlying, as applicable
CUSIP/ISIN:	40435ULZ5 / US40435ULZ56
Form of Securities:	Book-Entry
Listing:	The securities will not be listed on any U.S. securities exchange or quotation system.
Estimated Initial Value:	The Estimated Initial Value of the securities will be less than the price you pay to purchase the securities. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your securities in the secondary market, if any, at any time. The Estimated Initial Value will be calculated on the Pricing Date. See “Risk Factors—The Estimated Initial Value of the securities, which will be determined by us on the Pricing Date, will be less than the price to public and may differ from the market value of the securities in the secondary market, if any.”
The Trade Date, the Pricing Date and the other dates set forth above are subject to change, and will be set forth in the final pricing supplement relating to the securities.

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GENERAL

This free writing prospectus relates to an offering of securities. The purchaser of a security will acquire a senior unsecured debt security of HSBC USA Inc. We reserve the right to withdraw, cancel or modify this offering and to reject orders in whole or in part. Although the offering of securities relates to the Underlyings, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to either Underlying or any component security included in or held by an Underlying or as to the suitability of an investment in the securities.

You should read this document together with the prospectus dated February 26, 2018, the prospectus supplement dated February 26, 2018, the Equity Index Underlying Supplement dated February 26, 2018 and the ETF Underlying Supplement dated February 26, 2018. If the terms of the securities offered hereby are inconsistent with those described in the accompanying prospectus supplement, prospectus, Equity Index Underlying Supplement or ETF Underlying Supplement, the terms described in this free writing prospectus shall control. You should carefully consider, among other things, the matters set forth in “Risk Factors” beginning on page FWP-6 of this free writing prospectus, page S-1 of the prospectus supplement, page S-1 of the Equity Index Underlying Supplement and page S-1 of the and the ETF Underlying Supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the securities. As used herein, references to the “Issuer”, “HSBC”, “we”, “us” and “our” are to HSBC USA Inc.

HSBC has filed a registration statement (including a prospectus, prospectus supplement, Equity Index Underlying Supplement and ETF Underlying Supplement) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus, prospectus supplement, Equity Index Underlying Supplement and the ETF Underlying Supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, Equity Index Underlying Supplement and ETF Underlying Supplement if you request them by calling toll-free 1-866-811-8049.

You may also obtain:

▶	The Equity Index Underlying Supplement at https://www.sec.gov/Archives/edgar/data/83246/000114420418010782/tv486722_424b2.htm

▶	The ETF Underlying Supplement at: https://www.sec.gov/Archives/edgar/data/83246/000114420418010788/tv486720_424b2.htm

▶	The prospectus supplement at: https://www.sec.gov/Archives/edgar/data/83246/000114420418010762/tv486944_424b2.htm

▶	The prospectus at: https://www.sec.gov/Archives/edgar/data/83246/000114420418010720/tv487083_424b3.htm

We are using this free writing prospectus to solicit from you an offer to purchase the securities. You may revoke your offer to purchase the securities at any time prior to the time at which we accept your offer by notifying HSBC Securities (USA) Inc. We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. In the event of any material changes to the terms of the securities, we will notify you.

PAYMENT AT MATURITY

On the Maturity Date, for each security you hold, we will pay you the Final Settlement Value, which is an amount in cash, as described below:

If the Final Value of the Least Performing Underlying is greater than its Initial Value, you will receive a cash payment on the Maturity Date, per $1,000 Principal Amount of the securities, calculated as follows:

$1,000 + ($1,000 × Reference Return of the Least Performing Underlying × Upside Participation Rate).

If the Final Value of the Least Performing Underlying is less than or equal to its Initial Value but greater than or equal to its Buffer Value, you will receive a cash payment on the Maturity Date, per $1,000 Principal Amount of the securities, calculated as follows:

$1,000 + ($1,000 × Absolute Reference Return of the Least Performing Underlying × Absolute Return Participation Rate).

If the Final Value of the Least Performing Underlying is less than its Buffer Value, you will receive a cash payment on the Maturity Date, per $1,000 Principal Amount of the securities, calculated as follows:

$1,000 + [$1,000 × (Reference Return of the Least Performing Underlying + 20%)].

Under these circumstances, you will lose 1% of the Principal Amount of your securities for each percentage point that the Final Value of the Least Performing Underlying is below its Buffer Value. For example, if the Reference Return of the Least Performing Underlying is -30%, you will suffer a 10% loss and receive 90% of the Principal Amount, subject to the credit risk of HSBC. If the Final Value of the Least Performing Underlying is less than its Buffer Value, you will lose some or a significant portion (up to 80%) of your investment.

Interest

The securities will not pay interest.

Calculation Agent

We or one of our affiliates will act as calculation agent with respect to the securities.

Reference Issuer and Reference Sponsor

iShares, Inc. is the reference issuer with respect to the EEM. Hang Seng Indexes Company Limited is the reference sponsor with respect to the HSI.

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INVESTOR SUITABILITY

The securities may be suitable for you if:

▶	You seek an investment with a return linked to the least performing of the Underlyings and you believe the Reference Return of the Least Performing Underlying will be positive or will be moderately negative but not below -20%.

▶	You are willing to make an investment that is exposed to any negative Reference Return of the Least Performing Underlying on a 1-to-1 basis for each percentage point that its Reference Return is below -20%.

▶	You are willing to accept the risk and return profile of the securities versus a conventional debt security with a comparable maturity issued by HSBC or another issuer with a similar credit rating.

▶	You are willing to forgo dividends or other distributions paid to holders of the stocks included in or held by an Underlying.

▶	You do not seek current income from your investment.

▶	You do not seek an investment for which there is an active secondary market.

▶	You are willing to hold the securities to maturity.

▶	You are comfortable with the creditworthiness of HSBC, as Issuer of the securities.

The securities may not be suitable for you if:

▶	You believe that the Final Value of at least one Underlying will be less than its Buffer Value or that the Reference Return or Absolute Reference Return will not be sufficiently positive to provide you with your desired return.

▶	You are unwilling to make an investment that is exposed to any negative Reference Return of the Least Performing Underlying on a 1-to-1 basis for each percentage point that its Reference Return is below -20%.

▶	You seek an investment that provides full return of principal.

▶	You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating.

▶	You prefer to receive the dividends or other distributions paid on the stocks included in or held by an Underlying.

▶	You seek current income from your investment.

▶	You seek an investment for which there will be an active secondary market.

▶	You are unable or unwilling to hold the securities to maturity.

▶	You are not willing or are unable to assume the credit risk associated with HSBC, as Issuer of the securities.

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RISK FACTORS

We urge you to read the section “Risk Factors” beginning on page S-1 in the accompanying prospectus supplement, page S-1 of the accompanying Equity Index Underlying Supplement, and page S-1 of the accompanying ETF Underlying Supplement. Investing in the securities is not equivalent to investing directly in any of the stocks included in or held by an Underlying. You should understand the risks of investing in the securities and should reach an investment decision only after careful consideration, with your advisors, of the suitability of the securities in light of your particular financial circumstances and the information set forth in this free writing prospectus and the accompanying Equity Index Underlying Supplement, ETF Underlying Supplement, prospectus supplement and prospectus.

In addition to the risks discussed below, you should review “Risk Factors” in the accompanying prospectus supplement, Equity Index Underlying Supplement and ETF Underlying Supplement including the explanation of risks relating to the securities described in the following sections:

▶	“— Risks Relating to All Note Issuances” in the prospectus supplement;

▶	“— General Risks Related to Index Funds” in the ETF Underlying Supplement;

▶	“— General risks related to Indices” in the Equity Index Underlying Supplement;

▶	“— Securities Prices Generally are Subject to Political, Economic, Financial, and Social Factors that Apply to the Markets in Which They Trade and, to a Lesser Extent, Foreign Markets” in the Equity Index Underlying Supplement and ETF Underlying Supplement; and

▶	“— Time Differences Between the Domestic and Foreign Markets and New York City may Create Discrepancies in the Trading Level or Price of the Notes” in the Equity Index Underlying Supplement and ETF Underlying Supplement.

You will be subject to significant risks not associated with conventional fixed-rate or floating-rate debt securities.

Your investment in the securities may result in a loss.

You will be exposed to the decline in the Least Performing Underlying from the Pricing Date to the Final Valuation Date on a 1:1 basis for each percentage point that the Final Value of the Least Performing Underlying is less than its Buffer Value. Accordingly, if the Final Value of the Least Performing Underlying is less than its Buffer Value, your Payment at Maturity will be less than the Principal Amount of your securities. You will lose some or a significant portion (up to 80%) of your investment at maturity if the Final Value of the Least Performing Underlying is less than its Buffer Value.

The return on the securities will be limited by the Buffer Value and the Absolute Return Participation Rate if the Reference Return of the Least Performing Underlying is negative.

If the Final Value of the Least Performing Underlying is less than or equal to its Initial Value but greater than or equal to its Buffer Value, your return on the securities will equal the Absolute Reference Return of the Least Performing Underlying multiplied by the Absolute Return Participation Rate. However, if the Final Value of the Least Performing Underlying is less than its Initial Value, your return on the securities will never be greater than 20% because the Absolute Reference Return will be inapplicable if the Final Value of the Least Performing Underlying is below its Buffer Value.

Since the securities are linked to the performance of more than one Underlying, you will be fully exposed to the risk of fluctuations in the value of each Underlying.

Since the securities are linked to the performance of more than one Underlying, the securities will be linked to the individual performance of each Underlying. Because the securities are not linked to a weighted basket, in which the risk is mitigated and diversified among all of the components of a basket, you will be exposed to the risk of fluctuations in the values of the Underlyings to the same degree for each Underlying. For example, in the case of securities linked to a weighted basket, the return would depend on the weighted aggregate performance of the basket components reflected as the basket return. Thus, the depreciation of any basket component could be mitigated by the appreciation of another basket component, as scaled by the weightings of such basket components. However, in the case of these securities, the individual performance of each of the Underlyings would not be combined to calculate your return and the depreciation of either of the Underlyings would not be mitigated by the appreciation of the other Underlying. Instead, your return would depend on the Least Performing Underlying.

The amount payable on the securities is not linked to the values of the Underlyings at any time other than on the Final Valuation Date.

The Final Values of the Underlyings will be based on the Official Closing Values of the Underlyings on the Final Valuation Date, subject to postponement for non-trading days and certain market disruption events. Even if the value of the Least Performing Underlying appreciates during the term of the securities other than on the Final Valuation Date but then decreases on the Final Valuation Date, the Payment at Maturity may be less, and may be significantly less, than it would have been had the Payment at Maturity been linked to the value of the Least Performing Underlying prior to such decrease. Although the actual values of the Underlyings on the Maturity Date or at other times during the term of the securities may be higher than their respective Final Values, the Payment at Maturity will be based solely on the Official Closing Values of the Underlyings on the Final Valuation Date.

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Credit risk of HSBC USA Inc.

The securities are senior unsecured debt obligations of the Issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the securities will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the securities, including any return of principal at maturity, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the securities and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the securities.

The securities will not bear interest.

As a holder of the securities, you will not receive interest payments.

Owning the securities is not the same as owning shares of the EEM, the stocks included in its underlying index or the stocks included in the HSI.

The return on your securities may not reflect the return you would realize if you actually owned either shares of the EEM, the stocks included in its underlying index or the stocks included in the HSI. As a holder of the securities, you will not have voting rights or rights to receive dividends or other distributions or other rights as would holders of shares of the EEM, the stocks included in its underlying index or the stocks included in the HSI.

Changes that affect an Underlying may affect the market value of the securities and the amount you will receive at maturity.

The policies of the reference sponsor or reference issuer of the relevant Underlying concerning additions, deletions and substitutions of the constituents included in or held by such Underlying and the manner in which the reference sponsor or reference issuer takes account of certain changes affecting those constituents included in or held by such Underlying may affect the value of such Underlying. The policies of the reference sponsor or reference issuer with respect to the calculation of the relevant Underlying could also affect the value of such Underlying. The reference sponsor or reference issuer may discontinue or suspend calculation or dissemination of its relevant Underlying. Any such actions could affect the value of the securities.

The securities are not insured or guaranteed by any governmental agency of the United States or any other jurisdiction.

The securities are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the securities is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the full Payment at Maturity of the securities.

The Estimated Initial Value of the securities, which will be determined by us on the Pricing Date, will be less than the price to public and may differ from the market value of the securities in the secondary market, if any.

The Estimated Initial Value of the securities will be calculated by us on the Pricing Date and will be less than the price to public. The Estimated Initial Value will reflect our internal funding rate, which is the borrowing rate we pay to issue market-linked securities, as well as the mid-market value of the embedded derivatives in the securities. This internal funding rate is typically lower than the rate we would use when we issue conventional fixed or floating rate debt securities. As a result of the difference between our internal funding rate and the rate we would use when we issue conventional fixed or floating rate debt securities, the Estimated Initial Value of the securities may be lower if it were based on the prices at which our fixed or floating rate debt securities trade in the secondary market. In addition, if we were to use the rate we use for our conventional fixed or floating rate debt issuances, we would expect the economic terms of the securities to be more favorable to you. We will determine the value of the embedded derivatives in the securities by reference to our or our affiliates’ internal pricing models. These pricing models consider certain assumptions and variables, which can include volatility and interest rates. Different pricing models and assumptions could provide valuations for the securities that are different from our Estimated Initial Value. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your securities in the secondary market (if any exists) at any time.

The price of your securities in the secondary market, if any, immediately after the Pricing Date will be less than the price to public.

The price to public takes into account certain costs. These costs, which will be used or retained by us or one of our affiliates, include the underwriting discount, our affiliates’ projected hedging profits (which may or may not be realized) for assuming risks inherent in hedging our obligations under the securities and the costs associated with structuring and hedging our obligations under the securities. If you were to sell your securities in the secondary market, if any, the price you would receive for your securities may be less than the price you paid for them because secondary market prices will not take into account these costs. The price of your securities in the secondary market, if any, at any time after issuance will vary based on many factors, including the values of the Underlyings and changes in market conditions, and cannot be predicted with accuracy. The securities are not designed to be short-term trading instruments, and you should, therefore, be able and willing to hold the securities to maturity. Any sale of the securities prior to maturity could result in a loss to you.

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If we were to repurchase your securities immediately after the Original Issue Date, the price you receive may be higher than the Estimated Initial Value of the securities.

Assuming that all relevant factors remain constant after the Original Issue Date, the price at which HSBC Securities (USA) Inc. may initially buy or sell the securities in the secondary market, if any, and the value that may initially be used for customer account statements, if any, may exceed the Estimated Initial Value on the Pricing Date for a temporary period expected to be approximately 6 months after the Original Issue Date. This temporary price difference may exist because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the securities and other costs in connection with the securities that we will no longer expect to incur over the term of the securities. We will make such discretionary election and determine this temporary reimbursement period on the basis of a number of factors, including the tenor of the securities and any agreement we may have with the distributors of the securities. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Original Issue Date of the securities based on changes in market conditions and other factors that cannot be predicted.

The securities lack liquidity.

The securities will not be listed on any securities exchange. HSBC Securities (USA) Inc. is not required to offer to purchase the securities in the secondary market, if any exists. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which HSBC Securities (USA) Inc. is willing to buy the securities.

Potential conflicts of interest may exist.

An affiliate of HSBC has a minority equity interest in the owner of an electronic platform, through which we may make available certain structured investments offering materials. HSBC and its affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and hedging our obligations under the securities. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities. We will not have any obligation to consider your interests as a holder of the securities in taking any action that might affect the value of your securities.

Uncertain tax treatment.

For a discussion of the U.S. federal income tax consequences of your investment in a security, please see the discussion under “U.S. Federal Income Tax Considerations” herein and the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

Risks associated with non-U.S. companies.

The value of both Reference Assets depends upon the stocks of non-U.S. companies, and thus involves risks associated with the home countries of those non-U.S. companies. The prices of these non-U.S. stocks may be affected by political, economic, financial and social factors in the home country of each applicable company, including changes in that country’s government, economic and fiscal policies, currency exchange laws or other laws or restrictions, which could affect the value of the securities. These foreign securities may have less liquidity and could be more volatile than many of the securities traded in U.S. or other securities markets. Direct or indirect government intervention to stabilize the relevant foreign securities markets, as well as cross shareholdings in foreign companies, may affect trading values or prices and volumes in those markets. The other special risks associated with foreign securities may include, but are not limited to: less liquidity and smaller market capitalizations; less rigorous regulation of securities markets; different accounting and disclosure standards; governmental interference; currency fluctuations; higher inflation; and social, economic and political uncertainties. These factors may adversely affect the performance of both Reference Assets and, as a result, the value of the securities.

The securities will not be adjusted for changes in exchange rates.

Although the equity securities that are included in the HSI or the underlying index of the EEM are traded in currencies other than U.S. dollars, and your securities are denominated in U.S. dollars, the amount payable on your securities at maturity, if any, will not be adjusted for changes in the exchange rates between the U.S. dollar and the currencies in which these non-U.S. equity securities are denominated. Changes in exchange rates, however, may also reflect changes in the applicable non-U.S. economies that in turn may affect the value of the HSI or the EEM, and therefore your securities. The amount we pay in respect of your securities on the maturity date, if any, will be determined solely in accordance with the procedures described in this free writing prospectus.

Risks associated with emerging markets.

An investment in the securities will involve risks not generally associated with investments which have no emerging market component. In particular, many emerging nations are undergoing rapid change, involving the restructuring of economic, political, financial and legal systems. Regulatory and tax environments may be subject to change without review or appeal. Many emerging markets suffer from underdevelopment of capital markets and tax regulation. The risk of expropriation and nationalization remains a threat. Guarding against these risks may be made more difficult by low levels of corporate disclosure and unreliability of economic and financial data.

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ILLUSTRATIVE EXAMPLES

The following table and examples are provided for illustrative purposes only and are hypothetical. They do not purport to be representative of every possible scenario concerning increases or decreases in the value of the Least Performing Underlying relative to its Initial Value. We cannot predict the Final Value of either Underlying. The assumptions we have made in connection with the illustrations set forth below may not reflect actual events, and the hypothetical Initial Value of the Least Performing Underlying used in the examples below is not expected to be its actual Initial Value. You should not take this illustration or these examples as an indication or assurance of the expected performance of either Underlying or the return on your securities. The Final Settlement Value may be less than the amount that you would have received from a conventional debt security with the same stated maturity, including such a security issued by HSBC. The numbers appearing in the table below and following examples have been rounded for ease of analysis.

The table below illustrates the Final Settlement Value on a $1,000 investment in the securities for a hypothetical range of Reference Returns of the Least Performing Underlying from -100% to +100%. The following results are based solely on the assumptions outlined below. The “Hypothetical Return on the Securities” as used below is the number, expressed as a percentage, that results from comparing the Payment at Maturity per $1,000 Principal Amount to $1,000. The potential returns described here assume that your securities are held to maturity. You should consider carefully whether the securities are suitable to your investment goals. The following table and examples assume the following:

▶ Principal Amount:	$1,000

▶ Hypothetical Initial Value of the Underlyings:	$100 with respect to the EEM, and 1,000 with respect to the HSI

▶ Buffer Value of the Least Performing Underlying:	80% of its Initial Value

▶ Hypothetical Upside Participation Rate:	133%(to be determined on the Pricing Date).

▶ Absolute Return Participation Rate:	100%

The actual Initial Value of each Underlying will be determined on the Pricing Date.

Hypothetical Reference Return of the Least Performing Underlying	Hypothetical Final Settlement Value	Hypothetical Return on the Securities
100%	$2,330.00	133.00%
90%	$2,197.00	119.70%
80%	$2,064.00	106.40%
70%	$1,931.00	93.10%
60%	$1,798.00	79.80%
50%	$1,665.00	66.50%
40%	$1,532.00	53.20%
30%	$1,399.00	39.90%
20%	$1,266.00	26.60%
10%	$1,133.00	13.30%
0%	$1,000.00	0.00%
-5%	$1,050.00	5%
-10%	$1,100.00	10%
-20%	$1,200.00	20%
-30%	$900.00	-10%
-40%	$800.00	-20%
-50%	$700.00	-30%
-60%	$600.00	-40%
-70%	$500.00	-50%
-80%	$400.00	-60%
-90%	$300.00	-70%
-100%	$200.00	-80%

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The following examples indicate how the Final Settlement Value would be calculated with respect to a hypothetical $1,000 investment in the securities.

Example 1: The Final Value of the Least Performing Underlying is greater than its Initial Value.

Underlying	Initial Value	Final Value
EEM	$100.00	$110.00 (110% of its Initial Value)
HSI	1,000.00	1,500.00 (150% of its Initial Value)

EEM is the Least Performing Underlying. Because the Initial Value of EEM is $100.00 and the Final Value of EEM is $110.00, the Reference Return of the Least Performing Underlying is 10%, calculated as follows:

(110.00 – 100.00) / 100.00 = 10%

Because the Final Value of the Least Performing Underlying is greater than its Initial Value, the Final Settlement Value would be $1,133.00 per $1,000 Principal Amount of the securities, calculated as follows:

$1,000 + ($1,000 × Reference Return of the Least Performing Underlying × Hypothetical Upside Participation Rate)

= $1,000 + ($1,000 × 10.00% × 133%)

= $1,133.00

Example 2: The Final Value of the Least Performing Underlying is less than its Initial Value but greater than or equal to its Buffer Value.

Underlying	Initial Value	Final Value
EEM	$100.00	$100.00 (100% of its Initial Value)
HSI	1,000.00	800.00 (80% of its Initial Value)

HSI is the Least Performing Underlying. Because the Initial Value of the HSI is 1,000.00 and the Final Value of HSI is 800.00, the Reference Return of the Least Performing Underlying is -20.00%, calculated as follows:

(800.00 - 1,000.00) / 1,000.00 = -20.00%

Because the Final Value of the Least Performing Underlying is less than or equal to its Initial Value but greater than or equal to its Buffer Value, the Final Settlement Value would be $1,200.00 per $1,000 Principal Amount of the securities, calculated as follows:

$1,000 + ($1,000 × Absolute Reference Return of the Least Performing Underlying × Absolute Return Participation Rate)

= $1,000 + ($1,000 × 20.00% × 100%)

= $1,200.00

Example 3: The Final Value of the Least Performing Underlying is less than its Buffer Value.

Underlying	Initial Value	Final Value
EEM	$100.00	$50.00 (50% of its Initial Value)
HSI	1,000.00	800.00 (70% of its Initial Value)

EEM is the Least Performing Underlying. Because the Initial Value of EEM is $100.00 and the Final Value of EEM is $50.00, the Reference Return of the Least Performing Underlying is -50.00%, calculated as follows:

(50.00 - 100.00) / 100.00 = -50.00%

Because the Final Value of the Least Performing Underlying is less than its Buffer Value, the Final Settlement Value would be $700.00 per $1,000 Principal Amount of the securities, calculated as follows:

$1,000 + [$1,000 × (Reference Return of the Least Performing Underlying + 20%)]

= $1,000 + [$1,000 × (-50.00% + 20.00%)]

= $700.00

Example 3 shows that you are exposed on a 1-to-1 basis to declines in the value of the Least Performing Underlying that is less than its Buffer Value. YOU MAY LOSE UP TO 80% OF THE PRINCIPAL AMOUNT OF YOUR SECURITIES.

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INFORMATION RELATING TO THE UNDERLYINGS

The Hang Seng® Index

The Hang Seng® Index (the “HSI”) is calculated, maintained and published by Hang Seng Indexes Company Limited, a wholly owned subsidiary of Hang Seng Bank, in concert with the HSI Advisory Committee. The HSI is a free float-adjusted market capitalization weighted stock market index that is designed to reflect the performance of the Hong Kong stock market.

For more information about the HSI, see “The Hang Seng® Index” beginning on page S-15 of the accompanying Equity Index Underlying Supplement.

Historical Performance of the HSI

The graph below illustrates the daily performance of the HSI from April 17, 2009 through April 17, 2019 based on information from the Bloomberg Professional® service (“Bloomberg”).

Historical values and past performance of the HSI is not indicative of its future performance.

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iShares® MSCI Emerging Markets ETF

The iShares® MSCI Emerging Markets ETF (the “EEM”) seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Emerging Markets Index. The MSCI Emerging Markets Index is intended to measure the performance of equity markets in the global emerging markets. As of March 29, 2019, the MSCI Emerging Markets Index consisted of the following 24 component country indices: Brazil, Chile, China, Colombia, Czech Republic, Egypt, Greece, Hungary, India, Indonesia, Korea, Malaysia, Mexico, Pakistan, Peru, Philippines, Poland, Qatar, Russia, South Africa, Taiwan, Thailand, Turkey and United Arab Emirates. The shares of EEM are listed and trade on the NYSE Arca under symbol “EEM.”

For more information about the EEM, see “The iShares® MSCI Emerging Markets ETF” beginning on page S-26 of the accompanying ETF Underlying Supplement.

Historical Performance the EEM

The graph below illustrates the daily performance of the EEM from April 17, 2009 through April 17, 2019 based on information from Bloomberg.

Historical values and past performance of the EEM is not indicative of its future performance.

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EVENTS OF DEFAULT AND ACCELERATION

If the securities have become immediately due and payable following an Event of Default (as defined in the accompanying prospectus) with respect to the securities, the calculation agent will determine the accelerated payment due and payable at maturity in the same general manner as described in “Payment at Maturity” in this free writing prospectus. In that case, the scheduled trading day immediately preceding the date of acceleration will be used as the Final Valuation Date for purposes of determining the Reference Return of each Underlying, and the accelerated maturity date will be three business days after the accelerated Final Valuation Date. If a Market Disruption Event exists with respect to an Underlying on that scheduled trading day, then the accelerated Final Valuation Date for that Underlying will be postponed for up to five scheduled trading days (in the same manner used for postponing the originally scheduled Final Valuation Date). The accelerated maturity date will also be postponed by an equal number of business days. For the avoidance of doubt, if no market disruption event exists with respect to an Underlying on the scheduled trading day preceding the date of acceleration, the determination of such Underlying’s Reference Return will be made on such date, irrespective of the existence of a market disruption event with respect to the other Underlying occurring on such date.

If the securities have become immediately due and payable following an Event of Default, you will not be entitled to any additional payments with respect to the securities. For more information, see “Description of Debt Securities—Senior Debt Securities—Events of Default” in the accompanying prospectus.

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

We have appointed HSBC Securities (USA) Inc., an affiliate of HSBC, as the agent for the sale of the securities. Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc. will purchase the securities from HSBC at the price to public less the underwriting discount set forth on the cover page of the pricing supplement to which this free writing prospectus relates, for distribution to other registered broker-dealers, or will offer the securities directly to investors. HSBC Securities (USA) Inc. proposes to offer the securities at the price to public set forth on the cover page of this free writing prospectus. HSBC USA Inc. or one of our affiliates may pay varying underwriting discounts of up to 0.50% per $1,000 Principal Amount in connection with the distribution of the securities to other registered broker-dealers.

An affiliate of HSBC has paid or may pay in the future an amount to broker-dealers in connection with the costs of the continuing implementation of systems to support the securities.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions after the initial sale of the securities, but is under no obligation to make a market in the securities and may discontinue any market-making activities at any time without notice.

We expect that delivery of the securities will be made against payment for the securities on or about the Original Issue Date set forth on the inside cover page of this document, which is more than two business days following the Trade Date. Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade the securities more than two business days prior to the Original Issue Date will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement, and should consult their own advisors.

See “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-61 in the prospectus supplement.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

There is no direct legal authority as to the proper tax treatment of the securities, and therefore significant aspects of the tax treatment of the securities are uncertain as to both the timing and character of any inclusion in income in respect of the securities. Under one approach, a security should be treated as a pre-paid executory contract with respect to the Underlyings. We intend to treat the securities consistent with this approach. Pursuant to the terms of the securities, you agree to treat the securities under this approach for all U.S. federal income tax purposes. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special U.S. tax counsel, Mayer Brown LLP, it is reasonable to treat a security as a pre-paid executory contract with respect to the Underlyings. Pursuant to this approach and subject to the discussion below regarding “constructive ownership transactions,” we do not intend to report any income or gain with respect to the securities prior to their maturity or an earlier sale or exchange and we intend to treat any gain or loss upon maturity or an earlier sale or exchange as long-term capital gain or loss, provided that you have held the security for more than one year at such time for U.S. federal income tax purposes.

Despite the foregoing, U.S. holders (as defined under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement) should be aware that the Internal Revenue Code of 1986, as amended (the “Code”), contains a provision, Section 1260 of the Code, which sets forth rules which are applicable to what it refers to as “constructive ownership transactions.” Due to the manner in which it is drafted, the precise applicability of Section 1260 of the Code to any particular transaction is often uncertain. In general, a “constructive ownership transaction” includes a contract under which an investor will receive payment equal to or credit for the future value

FWP-13

of any equity interest in a regulated investment company (such as EEM (the “Underlying Shares”)). Under the “constructive ownership” rules, if an investment in the securities is treated as a “constructive ownership transaction,” any long-term capital gain recognized by a U.S. holder in respect of a security will be recharacterized as ordinary income to the extent such gain exceeds the amount of “net underlying long-term capital gain” (as defined in Section 1260 of the Code) (the “Excess Gain”). In addition, an interest charge will also apply to any deemed underpayment of tax in respect of any Excess Gain to the extent such gain would have resulted in gross income inclusion for the U.S. holder in taxable years prior to the taxable year of the sale, exchange or maturity of the security (assuming such income accrued at a constant rate equal to the applicable federal rate as of the date of sale, exchange or maturity of the security). Furthermore, unless otherwise established by clear and convincing evidence, the “net underlying long-term capital gain” is treated as zero.

Although the matter is not clear, there exists a risk that an investment in the securities will be treated as a “constructive ownership transaction.” If such treatment applies, it is not entirely clear to what extent any long-term capital gain recognized by a U.S. holder in respect of the securities will be recharacterized as ordinary income. It is possible, for example, that the amount of the Excess Gain (if any) that would be recharacterized as ordinary income in respect of each security will equal the excess of (i) any long-term capital gain recognized by the U.S. holder in respect of such a security over (ii) the “net underlying long-term capital gain” such U.S. holder would have had if such U.S. holder had acquired a number of the Underlying Shares at fair market value on the original issue date of such security for an amount equal to the “issue price” of the security allocable to the Underlying Shares and, upon the date of sale, exchange or maturity of the security, sold such Underlying Shares at fair market value (which would reflect the percentage increase in the value of the Underlying Shares over the term of the security). Accordingly, it is possible that all or a portion of any gain on the sale or settlement of the security after one year could be treated as “Excess Gain” from a “constructive ownership transaction,” which gain would be recharacterized as ordinary income, and subject to an interest charge. U.S. holders should consult their tax advisors regarding the potential application of the “constructive ownership” rules.

We will not attempt to ascertain whether an Underlying or any of the entities whose stock is included in, or owned by, an Underlying, as the case may be, would be treated as a passive foreign investment company (“PFIC”) or United States real property holding corporation (“USRPHC”), both as defined for U.S. federal income tax purposes. If an Underlying or one or more of the entities whose stock is included in, or owned by, an Underlying, as the case may be, were so treated, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC and other authorities by the Underlyings and the entities whose stock is included in, or owned by, the Underlyings, as the case may be, and consult your tax advisor regarding the possible consequences to you if an Underlying or one or more of the entities whose stock is included in, or owned by, an Underlying, as the case may be, is or becomes a PFIC or a USRPHC.

Under current law, while the matter is not entirely clear, individual non-U.S. holders, and entities whose property is potentially includible in those individuals’ gross estates for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the securities are likely to be treated as U.S. situs property, subject to U.S. federal estate tax. These individuals and entities should consult their own tax advisors regarding the U.S. federal estate tax consequences of investing in the securities.

A “dividend equivalent” payment is treated as a dividend from sources within the United States and such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, Internal Revenue Service guidance provides that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2021. Based on the Issuer’s determination that the securities are not “delta-one” instruments, non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under the securities. However, it is possible that the securities could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting an Underlying or the securities, and following such occurrence the securities could be treated as subject to withholding on dividend equivalent payments. Non-U.S. holders that enter, or have entered, into other transactions in respect of an Underlying or the securities should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the securities and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

For a discussion of the U.S. federal income tax consequences of your investment in a security, please see the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

PROSPECTIVE PURCHASERS OF SECURITIES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF SECURITIES.

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TABLE OF CONTENTS

You should only rely on the information contained in this free writing prospectus, the accompanying Equity Index Underlying Supplement, ETF Underlying Supplement, prospectus supplement and prospectus. We have not authorized anyone to provide you with information or to make any representation to you that is not contained in this free writing prospectus, the accompanying Equity Index Underlying Supplement, ETF Underlying Supplement, prospectus supplement and prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This free writing prospectus, the accompanying Equity Index Underlying Supplement, ETF Underlying Supplement, prospectus supplement and prospectus are not an offer to sell these securities, and these documents are not soliciting an offer to buy these securities, in any jurisdiction where the offer or sale is not permitted. You should not, under any circumstances, assume that the information in this free writing prospectus, the accompanying Equity Index Underlying Supplement, ETF Underlying Supplement, prospectus supplement and prospectus is correct on any date after their respective dates.

HSBC USA Inc.

$

Dual Directional Buffered Notes Linked
to the Least Performing of the iShares®
MSCI Emerging Markets ETF and
the Hang Seng® Index

April 23, 2019

FREE WRITING PROSPECTUS

Free Writing Prospectus
General	FWP-4
Payment at Maturity	FWP-4
Investor Suitability	FWP-5
Risk Factors	FWP-6
Illustrative Examples	FWP-9
Information Relating to the Underlyings	FWP-11
Events of Default and Acceleration	FWP-13
Supplemental Plan of Distribution (Conflicts of Interest)	FWP-13
U.S. Federal Income Tax Considerations	FWP-13

Equity Index Underlying Supplement
Disclaimer	ii
Risk Factors	S-1
The DAX® Index	S-8
The Dow Jones Industrial AverageSM	S-10
The EURO STOXX 50® Index	S-12
The FTSE® 100 Index	S-14
The Hang Seng® Index	S-15
The Hang Seng® China Enterprises Index	S-17
The KOSPI 200 Index	S-20
The MSCI Indices	S-23
The NASDAQ 100 Index®	S-27
The Nikkei 225 Index	S-31
The PHLX Housing SectorSM Index	S-33
The Russell 2000® Index	S-37
The S&P 100® Index	S-40
The S&P 500® Index	S-43
The S&P 500® Low Volatility Index	S-46
The S&P BRIC 40 Index	S-49
The S&P MidCap 400® Index	S-51
The TOPIX® Index	S-54
Additional Terms of the Notes	S-56

ETF Underlying Supplement
Risk Factors	S-1
Reference Sponsors and Index Funds	S-9
The Energy Select Sector SPDR® Fund	S10
The Financial Select Sector SPDR® Fund	S-12
The Health Care Select Sector SPDR® Fund	S-14
The iShares® China Large-Cap ETF	S-16
The iShares® Latin America 40 ETF	S-19
The iShares® MSCI Brazil Capped ETF	S-21
The iShares® MSCI EAFE ETF	S-24
The iShares® MSCI Emerging Markets ETF	S-26
The iShares® MSCI Mexico Capped ETF	S-28
The iShares® Transportation Average ETF	S-30
The iShares® U.S. Real Estate ETF	S-31
The Market Vectors® Gold Miners ETF	S-32
The Powershares QQQ TrustSM, Series 1	S-34
The SPDR® Dow Jones Industrial AverageSM ETF Trust	S-37
The SPDR® S&P 500® ETF Trust	S-39
The Vanguard® FTSE Emerging Markets ETF	S-41
The WisdomTree® Japan Hedged Equity Fund	S-44
Additional Terms of the Notes	S-47

Prospectus Supplement
Risk Factors	S-1
Pricing Supplement	S-10
Description of Notes	S-12
Use of Proceeds and Hedging	S-36
Certain ERISA Considerations	S-37
U.S. Federal Income Tax Considerations	S-39
Supplemental Plan of Distribution (Conflicts of Interest)	S-61

Prospectus
About this Prospectus	1
Risk Factors	2
Where You Can Find More Information	3
Special Note Regarding Forward-Looking Statements	4
HSBC USA Inc.	7
Use of Proceeds	8
Description of Debt Securities	9
Description of Preferred Stock	20
Description of Warrants	25
Description of Purchase Contracts	30
Description of Units	33
Book-Entry Procedures	36
Limitations on Issuances in Bearer Form	40
U.S. Federal Income Tax Considerations Relating to Debt Securities	41
Plan of Distribution (Conflicts of Interest)	49
Notice to Canadian Investors	52
Notice to EEA Investors	53
Notice to UK Investors	54
UK Financial Promotion	54
Certain ERISA Matters	55
Legal Opinions	57
Experts	58